Exhibit 99.1

Receptos Reports Third Quarter 2013 Financial Results

-  Phase 2 trial of RPC1063 in relapsing multiple sclerosis has completed enrollment; interim results to be reviewed in Q4 2013 -

-  Phase 2 trial of RPC1063 in ulcerative colitis continues to enroll patients globally -

-  Results of thorough QT Study recently presented at ECTRIMS -

-  Conference Call Today at 5 p.m. Eastern Time  -

San Diego, CA, October 30, 2013 — Receptos, Inc. (Nasdaq: RCPT) today provided development program updates and announced financial results for the third quarter ended September 30, 2013.

“We continue to execute on our Phase 2 trials of RPC1063 in relapsing multiple sclerosis (RMS) and ulcerative colitis (UC),” said Faheem Hasnain, Chief Executive Officer of Receptos.  “Having now completed enrollment in the RMS trial, our timeline for reporting top-line data in mid-2014 is maintained.  In addition, we look forward to the interim review of the RMS trial later this quarter, which will gate our decision to initiate Phase 3 in the coming weeks.”

Receptos is developing RPC1063, a sphingosine 1-phosphate 1 (S1P1) receptor small molecule modulator candidate, for immune indications.  The Company is currently conducting separate Phase 2 trials in RMS and UC, with top-line data expected for both trials in mid-2014.  The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an immune-mediated orphan disease, eosinophilic esophagitis (EoE), and is in preclinical development of oral, small molecule, positive allosteric modulators of the GLP-1 receptor for the treatment of Type 2 diabetes.

Development Program Updates

RPC1063 in Relapsing Multiple Sclerosis

•                  Receptos has completed enrollment in the Phase 2 portion of an accelerated, randomized Phase 2/3 study (RADIANCE) for the treatment of RMS.

•                  The Company anticipates conducting an interim analysis of the Phase 2 portion of this study in the fourth quarter of 2013, the results of which will inform any decision to advance into Phase 3.  Top-line results for this Phase 2 study continue to be expected in mid-2014.  The primary objective of the Phase 2 portion of the study is to demonstrate the superior clinical efficacy of RPC1063 compared to placebo as measured by a reduction in the cumulative number of total gadolinium-enhancing lesions determined by MRI from week 12 to week 24 of study treatment.

•                  The Company recently reviewed the results of its Phase 1 Thorough QT/QTc study in a poster presentation at the annual meeting of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS).  The study ruled out a QTc effect for RPC1063 at both the therapeutic and the supra-therapeutic doses.  The study also confirmed a modest heart rate effect, which was attenuated by the dose titration regimen that was utilized.

RPC1063 in Ulcerative Colitis

•                  Receptos continues to enroll a randomized Phase 2 study (TOUCHSTONE) for the treatment of UC, a serious gastrointestinal disease. Top-line results for this Phase 2 study are anticipated in mid-2014.  The primary objective of TOUCHSTONE is to demonstrate superior clinical efficacy of RPC1063 compared to placebo for the induction of clinical remission in patients with moderately to severely active UC after eight weeks of treatment.

RPC4046 in Eosiniphilic Esophagitis

•                  Receptos is in the planning stages of a Phase 2 proof-of-concept study in patients with active eosiniphilic esophagitis (EoE), a GI-related immunological indication that has a prevalence of under 200,000 patients in the U.S. and could qualify for orphan designation.  As part of the planned development program for RPC4046, the Company intends to transfer the previous IND to the Division of Gastroenterology of the FDA, and has scheduled a pre-IND meeting in the fourth quarter of 2013.  Submission of an IND in the first half of 2014 would facilitate the initiation of a Phase 2 trial, as a Phase 1 study has previously been completed in another indication.

Oral GLP-1 Receptor Positive Allosteric Modulator Program

•                  Receptos is pursuing a research program for glucagon-like peptide-1 receptor (GLP-1R) small molecule positive allosteric modulators (PAMs) for the treatment of Type 2 diabetes.  Internally developed, orally administered lead compounds have shown single agent efficacy in a diabetic disease model as well as activity that is synergistic with metformin in combination studies.

Financial highlights for the three and nine months ended September 30, 2013

Third quarter 2013 financial results (three months ended September 30, 2013)

•                  Net loss for the third quarter of 2013 was $15.6 million, or $0.88 per share, compared to a net loss of $6.0 million, or $4.44 per share, for the third quarter of 2012.

•                  Total revenues for the third quarter of 2013 were $1.1 million, compared to $1.8 million for the third quarter of 2012.  Revenue during these periods consisted primarily of amortization of up-front fees and milestone payments, which are being recognized over the estimated period of performance, and research and development funding received from our collaborative arrangements.

•                  Total operating expenses for the third quarter of 2013 were $16.6 million, compared to $7.8 million for the third quarter of 2012. Operating expenses for the third quarter of 2013 include $1.1 million of stock compensation expense, compared to $50,000 of stock compensation expense for the third quarter of 2012.

•                  Research and development (“R&D”) expenses were $13.5 million for the third quarter of 2013 compared to $6.8 million for the third quarter of 2012.  R&D expenses consist primarily of costs associated with the preclinical and clinical development of our product candidates. The increase in R&D costs is primarily related to increased Phase 2 trial activity and Phase 3 start up costs for our Phase 2/3 trial of RPC1063 in RMS, and commencement of the Phase 2 trial of RPC1063 in UC.

•                  General and administrative (“G&A”) expenses were $3.1 million for the third quarter of 2013 compared to $1.0 million for the third quarter of 2012. The increase in G&A costs is primarily related to increased personnel costs, additional stock compensation and additional expenditures on outside services, including consulting costs, legal fees and insurance.

Year to date 2013 financial results (nine months ended September 30, 2013)

•                  Net loss attributable to common shareholders for 2013 was $35.1 million, or $3.54 per share, compared to a net loss of $13.3 million, or $10.71 per share, for 2012.

•                  Total revenues for the first nine months of 2013 were $3.9 million compared to $4.8 million for the comparable period of 2012.  Revenue during these periods consisted primarily of amortization of up-front fees and milestone payments, which are being recognized over the estimated period of performance, and research and development funding received from our collaborative arrangements.

•                  Total operating expenses for the first nine months of 2013 were $36.7 million compared to $18.1 million for the comparable period of 2012.  Operating expenses for the first nine months of 2013 include $1.7 million of stock compensation expense, compared to $0.1 million of stock compensation expense for the comparable period of 2012.

•                  R&D expenses were $31.0 million for the first nine months of 2013 compared to $15.4 million for the comparable period of 2012.  The increase in R&D costs is primarily related to increased Phase 2 trial activity and Phase 3 start up costs for our Phase 2/3 trial of RPC1063 in RMS, and commencement of the Phase 2 trial of RPC1063 in UC.

•                  G&A expenses were $5.7 million for the first nine months of 2013 compared to $2.6 million for the comparable period of 2012. The increase in G&A costs is primarily related to increased personnel costs, additional stock compensation and additional expenditures on outside services, including consulting costs, legal fees and insurance.

Other financial highlights

•                  Receptos had $80.8 million in cash and cash equivalents as of September 30, 2013.  Cash used in the Company’s operating activities totaled $10.3 million and $25.6 million during the three and nine months ended September 30, 2013.

•                  As of September 30, 2013, the Company had term debt of $4.9 million and approximately 18.3 million shares of common stock outstanding.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Receptos management team will host a teleconference and webcast to discuss the third quarter 2013 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), conference ID 91681088.  The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 91681088.

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements do not constitute guarantees of future performance.  Investors are cautioned that forward-looking statements, including without limitation statements regarding the sufficiency of the Company’s capital position over future periods, the ability of the Company to undertake certain development activities (such as clinical trial enrollment and the conduct of clinical trials) and accomplish certain development goals (such as the availability of clinical trial results), and the safety, efficacy, projected development timeline and therapeutic and commercial potential for RPC1063, RPC 4046 and the GLP-1 positive allosteric modulator program, constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.  These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics.  These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Quarterly Reports on Form 10-Q and the Registration Statement on Form S-1 which was declared effective on May 8, 2013.  All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

RECEPTOS, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013

Collaborative revenue	$1,794	$1,142	$4,809	$3,868
Operating expenses:
Research and development	6,757	13,500	15,434	30,961
General and administrative	1,041	3,050	2,627	5,701

Total operating expenses	7,798	16,550	18,061	36,662

Loss from operations	(6,004)	(15,408)	(13,252)	(32,794)
Other income (expense)	1	(157)	(2)	(282)

Net loss and comprehensive loss	(6,003)	(15,565)	(13,254)	(33,076)
Preferred stock deemed dividend	—	—	—	(2,056)

Net loss attributable to common stockholders	$(6,003)	$(15,565)	$(13,254)	$(35,132)

Net loss per common share, basic and diluted	$(4.44)	$(0.88)	$(10.71)	$(3.54)

Shares used to compute net loss per common share, basic and diluted	1,351	17,715	1,237	9,928

RECEPTOS, INC.

CONSOLIDATED BALANCE SHEET DATA

(IN THOUSANDS)

	December 31,	September 30,
	2012	2013

Cash and cash equivalents	$5,427	$80,781
Working capital	71	68,618
Total assets	6,903	82,101
Long-term debt	—	4,428
Total liabilities	7,070	17,397
Common stock and additional paid-in capital	7,606	145,369
Total stockholders’ (deficit) equity	(39,983)	64,704

###

Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

Michael Rice

LifeSci Advisors, LLC

(646) 597-6979

mrice@lifesciadvisors.com